EXHIBIT 99.1

WORLD AIRWAYS SIGNS $116 MILLION CONTRACT WITH EVA AIRWAYS

Largest Commercial Contract in Company History

PEACHTREE CITY, Ga. (Jan. 20, 2005) – World Airways, a wholly owned subsidiary of World Air Holdings, Inc. (NASDAQ: WLDA), has signed a two-year ACMI cargo charter contract with EVA Airways valued at $116 million, the largest commercial contract in the company’s 57-year history. World will provide three MD-11F freighters for EVA service between Taipei, Taiwan, and the United States on a staggered schedule beginning in March 2005. EVA currently has a contract for one World MD-11F until March 2005.

“EVA Airways is one of the pre-eminent carriers in Asia, and they will become our largest commercial customer under this agreement,” said Randy Martinez, World’s president and chief executive officer. ‘This is a tremendous step in our business plan, building commercial revenue to balance our U.S. military contracts and significantly strengthening our presence in the Far East.”

World has been flying for EVA since March 2004, operating round-trip from Taipei to Los Angeles and Chicago. World was the first non-Asian operator to provide wet-lease aircraft of any kind to EVA.

EVA initiated air service in 1991 and today flies to more than 40 destinations on four continents for passengers and cargo customers. EVA utilizes a cargo fleet of 12 MD-11Fs and two Boeing 747-400s. EVA is the largest operator of MD-11F aircraft in Asia.

World Airways, a wholly owned subsidiary of World Air Holdings, Inc., is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

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